UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE TO

(AMENDMENT NO. 1)

(Rule 14d-100)

TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR SECTION 13(e)(1)

OF THE SECURITIES EXCHANGE ACT OF 1934

Oscient Pharmaceuticals Corporation

(Name of Subject Company (Issuer) and Filing Person (Offeror))

3 1/2% Senior Convertible Notes due 2011 and

5% Convertible Promissory Notes due 2009

(Title of Class of Securities)

68812RAA3, 68812RAB1 and

n/a

(CUSIP Number of Class of Securities)

Philippe M. Maitre

Oscient Pharmaceuticals Corporation

1000 Winter Street, Suite 2200

Waltham, Massachusetts 02451

(781) 398-2300

(Name, Address and Telephone Number of Person Authorized to Receive

Notices and Communications on Behalf of the Person(s) Filing Statement)

Copies to:

Joseph D. Vittiglio, Esq. Oscient Pharmaceuticals Corporation 1000 Winter Street, Suite 2200 Waltham, MA 02451 (781) 398-2300	Patrick O’Brien, Esq. Ropes & Gray LLP One International Place Boston, MA 02110 (617) 951-7000	Danielle Carbone, Esq. Shearman & Sterling LLP 599 Lexington Avenue New York, NY 10022 (212) 848-4000	Abigail Arms, Esq. Shearman & Sterling LLP 801 Pennsylvania Avenue, N.W. Washington, D.C. 20004 (202) 508-8000

CALCULATION OF FILING FEE

Transaction Valuation*	Amount Of Filing Fee**
$129,682,298	$3,981.25

*

Pursuant to Rule 457(f) under the Securities Act of 1933, as amended, this amount is the market value as of March 9, 2007 of the aggregate principal amount outstanding of 3 1/2% Senior Convertible Notes due 2011 and the book value of the aggregate principal amount outstanding of 5% Convertible Promissory Notes due 2009 that may be received by the Registrant from tendering holders in the exchange offers and also includes the amount of new notes that the Registrant may issue to tendering holders of its 5% Convertible Promissory Notes due 2009 in exchange for accrued and unpaid interest on such tendered notes.

**	Registration fee previously paid in connection with the Issuer’s Registration Statement on Form S-4 filed March 15, 2007 (File No. 333-141308), which fee was offset against a fee previously paid in connection with the Issuer’s Registration Statement on Form S-3 filed September 30, 2005 (File No. 333-128735).
☒	Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number or the Form or Schedule and the date of its filing.

Amount Previously Paid:	$3,981.25
Form or Registration No.:	S-4 (333-141308)
Filing Party:	Oscient Pharmaceuticals Corporation
Date Filed:	March 15, 2007

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☐	third-party tender offer subject to Rule 14d-1.
☒	issuer tender offer subject to Rule 13e-4.
☐	going-private transaction subject to Rule 13e-3.
☐	amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: ☐

This Amendment No. 1 amends and supplements the Issuer Tender Offer Statement on Schedule TO (the “Schedule TO”) filed by Oscient Pharmaceuticals Corporation, a Massachusetts corporation (the “Company”), in connection with others (the “Exchange Offers”) to exchange its 3.50% Convertible Senior Notes due 2011 (the “New Notes”) for (i) its outstanding 3 1/2% Senior Convertible Notes due 2011 (the “Existing 2011 Notes”) and (ii) its outstanding 5% Convertible Promissory Notes due 2009 (the “Existing 2009 Notes” and, together with the Existing 2011 Notes, the “Existing Notes”), upon the terms and subject to the conditions set forth in the prospectus (as amended and supplemented from time to time, the “Prospectus”) and the related letters of transmittal (the “Letters of Transmittal”), which are parts of the Company’s Registration Statement on Form S-4 (File No. 333-141308), originally filed on March 15, 2007 (the “Registration Statement”) and are incorporated herein by reference.

ITEM 12. EXHIBITS.

See Exhibit Index immediately following the signature page to this Amendment No. 1

SIGNATURES

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

OSCIENT PHARMACEUTICALS CORPORATION

By:  /s/  STEVEN M. RAUSCHER

Name: Steven M. Rauscher

Title: President and Chief Executive Officer

Dated: April 18, 2007

EXHIBIT INDEX

Exhibit No.	Description

(a)(1)(A)	Prospectus, dated March 29, 2007, incorporated by reference to the Company’s Registration Statement on Form S-4 (File No. 333-141308)

(a)(1)(B)	Forms of Letters of Transmittal (1)

(a)(1)(C)	Form of Notice of Guarantee of Delivery (1)

(a)(1)(D)	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Others (1)

(a)(1)(E)	Form of Letters to Client (1)

(a)(1)(F)	Press Release issued March 29, 2007 (previously filed)

(a)(1)(G)	Prospectus, dated April 18, 2007, incorporated by reference to the Company’s Registration Statement on Form S-4 (File No. 333-141308)

(a)(1)(H)	Press release issued April 18, 2007

(a)(4)	Incorporated herein by reference to Exhibit (a)(1)(A) and (a)(1)(G)

(b)	Not applicable

(d)(1)	Form of Purchase Warrant issued to Smithfield Fiduciary LLC and the Tail Wind Fund Ltd. (2)

(d)(2)	Form of Common Stock Purchase Warrant dated as of September 29, 2003 (3)

(d)(3)	Registration Rights Agreement dated September 29, 2003 (3)

(d)(4)	Registration Rights Agreement dated November 17, 2003, by and between Genome Therapeutics Corp. and certain creditors of GeneSoft Pharmaceuticals, Inc. (4)

(d)(5)	Form of Indenture dated as of May 10, 2004 (5)

(d)(6)	Pledge Agreement dated as of May 10, 2004 (5)

(d)(7)	Registration Rights Agreement dated May 10, 2004 (5)

(d)(8)	Form of Indenture dated as of May 10, 2004 (5)

(d)(9)	Pledge Agreement dated May 10, 2004 (5)

(d)(10)	Registration Rights Agreement dated May 10, 2004 (5)

(d)(11)	Form of Common Stock Purchase Warrant dated April 5, 2006 (6)

(d)(12)	Form of Common Stock Purchase Warrant dated August 18, 2006 (7)

(d)(13)	Registration Rights Agreement dated August 18, 2006 (7)

(d)(14)	Incentive Stock Option Plan and Form of Stock Option Certificate (8)

(d)(15)	Genome Therapeutics Corp. (f/k/a Collaborative Research) Incentive Savings Plan (8)

(d)(16)	Amendment dated November 4, 1986 to the Genome Therapeutics Corp. (f/k/a Collaborative Research) Incentive Savings Plan dated March 1, 1985 (10)

(d)(17)	1991 Stock Option Plan and Form of Stock Option Certificate (11)

Exhibit No.	Description

(d)(18)	Lease dated June 23, 2004 relating to certain property in Waltham, Massachusetts (7)

(d)(19)	1993 Stock Option Plan and Form of Stock Option Certificate (12)

(d)(20)	1997 Directors’ Deferred Stock Plan (13)

(d)(21)	1997 Stock Option Plan (13)

(d)(22)	Amended and Restated 2001 Incentive Plan (14)

(d)(23)	Stock Option Agreements with Steven M. Rauscher (15)

(d)(24)	Amendment, Redemption and Exchange Agreement between the Company and The Tail Wind Fund, dated June 4, 2003 (2)

(d)(25)	Note Amendment and Exchange Agreement dated November 17, 2003, by and between Genome Therapeutics Corp. and certain creditors of GeneSoft Pharmaceuticals, Inc. (16)

(d)(26)	Genome Therapeutics Corp. Employee Stock Purchase Plan as amended through April 13, 2004 (17)

(d)(27)	Genome Therapeutics Corp. 2001 Incentive Plan as amended through April 13, 2004 (17)

(d)(28)	Form of Incentive Stock Option (18)

(d)(29)	Form of Nonstatutory Stock Option (18)

(d)(30)	Form of Restricted Stock Award (18)

(d)(31)	Amended and Restated Employee Stock Purchase Plan (as amended through June 8, 2006) (14)

(d)(32)	Common Stock and Warrant Purchase Agreement dated July 21, 2006 by and between Oscient Pharmaceuticals Corporation and Paul Royalty Fund Holdings II (18)

(d)(33)	Note Purchase Agreement dated July 21, 2006 by and between Guardian Acquisition Corporation and Paul Royalty Fund Holdings II * (18)

(g)	Incorporated herein by reference to Exhibits (a)(1)(A), (a)(1)(B), (a)(1)(C), (a)(1)(D), (a)(1)(E) and (a)(1)(G)

(1)	Filed as an exhibit to the Company’s Registration Statement on Form S-4 (File No. 333-141308) and incorporated herein by reference.
(2)	Filed as an exhibit to the Company’s Current Report on Form 8-K on June 5, 2003 and incorporated herein by reference.
(3)	Filed as an exhibit to the Company’s Current Report on Form 8-K on October 1, 2003 and incorporated herein by reference.
(4)	Filed as an exhibit to the Company’s Registration Statement on Form S-4 (No. 333-111171) on September 15, 2003 and incorporated herein by reference.
(5)	Filed as an exhibit to the Company’s Registration Statement on Form S-3 (333-118026) on August 9, 2004 and incorporated herein by reference.
(6)	Filed as an exhibit to the Company’s Current Report on Form 8-K on April 12, 2006 and incorporated herein by reference.
(7)	Filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and incorporated herein by reference.
(8)	Filed as an exhibit to the Company’s Registration Statement on Form S-1 (No. 2-75230) dated December 8, 1981 and incorporated herein by reference.
(9)	Filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 1985 and incorporated herein by reference.

(10)	Filed as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 1986 and incorporated herein by reference.
(11)	Filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 1992 and incorporated herein by reference.
(12)	Filed as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 1994 and incorporated herein by reference.
(13)	Filed as exhibits to the Company’s Registration Statement on Forms S-8 (333-49069) dated April 1, 1998 and incorporated herein by reference.
(14)	Filed as an exhibit to the Company’s Registration Statement on Form S-8 (333-138309) on October 30, 2006 and incorporated herein by reference.
(15)	Filed as an exhibit to the Company’s Registration Statement on Form S-8 (333-58274) on April 4, 2001and incorporated herein by reference.
(16)	Filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 27, 2004.
(17)	Filed as an exhibit to the Company’s Registration Statement on Form S-8 (333-116707) on June 21, 2004 and incorporated herein by reference.
(18)	Filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 and incorporated herein by reference.
*	Confidential treatment requested with respect to portions of this Exhibit